Exhibit 99.1

The Clorox Company News Release
Clorox Reports Strong Top-line Growth in Q3; Updates Fiscal Year 2006 Outlook and Provides Initial Outlook for Fiscal 2007
OAKLAND, Calif., May 3, 2006 – The Clorox Company (NYSE: CLX) (PCX: CLX) today announced that strong sales growth and cost savings contributed to solid results for the company’s fiscal third quarter, which ended March 31, 2006.
“Clorox people delivered another solid quarter, demonstrating the organization’s ongoing focus on growth and innovation,” said Robert W. Matschullat, interim chairman and interim chief executive officer. “We feel good about the company’s performance, including the execution of price increases, our efforts to cut costs and other actions to help offset the volatile commodity cost environment. Importantly, we’re continuing to invest in innovation to drive growth and are making substantial progress against our long-term strategies.”
Third-quarter highlights
Clorox reported third-quarter net earnings from continuing operations of $110 million, or 72 cents per diluted share. This compares with net earnings from continuing operations in the year-ago quarter of $116 million, or 75 cents per diluted share, for a decrease of 3 cents per diluted share, or 4 percent. Diluted EPS from continuing operations in the year-ago quarter included a net benefit of 9 cents from a tax settlement and the repatriation of some foreign earnings under the American Jobs Creation Act of 2004, as well as 2 cents of costs related to a number of items, including performance unit accruals and certain tax adjustments. In the recent quarter, diluted EPS from continuing operations reflected the effects of price increases, trade-promotion spending efficiencies and cost savings, as well as increased commodity costs and interest expense, and a higher tax rate than the year-ago quarter. In addition, the recent quarter included an incremental impact of 3 cents from higher equity-compensation expense following the adoption of Statement of Financial Accounting Standards (SFAS) No. 123-R.
Third-quarter sales grew 7 percent to $1.16 billion, compared with $1.09 billion in the year-ago quarter. Volume was flat, as increased shipments of home-care products, products in Latin America, and cat litter and Hidden Valley® salad dressing were offset by lower shipments of auto-care products, laundry products and Brita® water-filtration systems. As anticipated, price increases earlier in the quarter reduced retail sales of affected products. In addition, charcoal shipments for the quarter increased less than anticipated, due to poor weather conditions in early-season warm-climate markets, particularly the West Coast. This weather impact also contributed to the decline in shipments of auto-care products. Sales growth outpaced volume growth primarily due to the benefit of price increases and trade-promotion spending efficiencies.
Gross margin in the third quarter declined 30 basis points versus the year-ago quarter to 41.5 percent, primarily due to higher commodity costs, substantially offset by the benefit of price increases and continuing cost savings.
Net cash provided by operations in the third quarter was $138 million, compared with $58 million in the year-ago quarter. The year-over-year increase was primarily due to the impact of an $87 million tax payment in the year-ago quarter.
Third-quarter results by business segment
Following is a summary of key third-quarter results by business segment. All comparisons are with the third quarter of fiscal year 2005.
Household Group – North America
Compared with the year-ago quarter, the segment reported 4 percent sales growth, 3 percent volume decline and 1 percent increase in pretax earnings from continuing operations. Increased shipments of home-care products including Pine-Sol® cleaner, Clorox® disinfecting wipes and the new Clorox® Anywhere Hard Surface™ sanitizing spray, were more than offset by decreased shipments of Armor All® and STP® auto-care products due to the aforementioned weather impact and an unfavorable comparison to the year-ago quarter, when the company introduced Armor All® gels. Also contributing to the year-over-year volume decline were reduced shipments of Clorox® liquid bleach and Brita® water-filtration systems, primarily due to the impact of price increases. Sales growth outpaced the change in volume primarily due to the impact of price increases and trade-promotion spending efficiencies. Pretax earnings from continuing operations reflected the benefit of higher sales and cost savings, substantially offset by higher costs for raw materials, warehousing and transportation, and increased marketing investment behind new products and the company’s health and wellness platform.
Specialty Group
Compared with the year-ago quarter, the segment reported 9 percent sales growth, 2 percent volume growth and 15 percent increase in pretax earnings from continuing operations. The segment delivered increased shipments of Hidden Valley® salad dressing, Scoop Away® and Fresh Step® scoopable cat litter, Glad® trash bags and Kingsford® charcoal, substantially offset by decreased shipments of Glad plastic wrap and food bags, and K C Masterpiece® barbecue sauce. As previously noted, charcoal shipments increased less than anticipated due to the impact of unfavorable weather in early-season warm-climate markets. The variance between sales growth and volume growth was primarily due to the benefit of price increases, trade-promotion spending efficiencies and favorable product mix. Pretax earnings from continuing operations reflected the benefit of higher sales and cost savings, partially offset by higher raw-material costs.
International
The segment delivered 7 percent sales growth, 4 percent volume growth and a 22 percent increase in pretax earnings from continuing operations. Increased Latin America shipments behind home-care products were slightly offset by lower volume in Australia from the discontinuation of a low-margin product line earlier in the year. Sales growth outpaced volume growth primarily due to price increases. Higher pretax earnings from continuing operations reflected the benefit of increased sales and cost savings.
Fiscal 2006 Outlook
For the fourth quarter, Clorox continues to anticipate sales growth in the range of 3-5 percent. Sales growth is expected to significantly outpace volume growth due to the impact of price increases. The company expects that gross margin will improve compared to the prior-year quarter. Clorox’s outlook for diluted EPS from continuing operations is now in the range of $1.00-1.06. Included in the fourth-quarter outlook are the expected impacts of continued unfavorable weather in early-season warm-climate markets and the company’s anticipation that commodity costs, although lower than the extreme post-hurricane levels, will remain significantly higher than year-ago levels. The outlook also includes an estimated incremental impact of about 4 cents from expensing equity compensation following the adoption of SFAS No. 123-R. The outlook for interest expense, effective tax rate and weighted average shares outstanding is not anticipated to change materially from third-quarter levels.
For the full fiscal year, Clorox now anticipates sales growth in the range of 5-6 percent. The company now anticipates diluted EPS from continuing operations in the range of $2.97-$3.03. Clorox’s fiscal-year outlook includes an estimated incremental impact of about 14 cents from expensing equity compensation following the adoption of SFAS No. 123-R. The company’s fiscal 2005 diluted EPS from continuing operations included about 12 cents in nonrecurring gains related to the share exchange with Henkel KgaA, a net benefit of 8 cents from a tax settlement and the repatriation of some foreign earnings under the American Jobs Creation Act of 2004, and 14 cents of charges related to a Glad® plant closure.
Initial Fiscal 2007 Outlook
For fiscal year 2007, Clorox anticipates sales growth within its previously communicated long-term target of 3-5 percent, with sales growth outpacing volume growth due to the impact of fiscal 2006 price increases, particularly in the first two quarters. The company’s outlook for fiscal 2007 diluted EPS is in the range of $3.20-3.30. This outlook also reflects a higher tax rate versus fiscal 2006 and an estimated 5 cent incremental impact from expensing equity compensation following the adoption of SFAS No. 123-R. Although the company began expensing equity compensation in fiscal 2006, the impact of the new accounting standard creates a further incremental impact in fiscal 2007. Fiscal 2007 outlook also assumes that weighted average shares outstanding for the year will be consistent with fiscal 2006.
For the first quarter of fiscal 2007, Clorox anticipates sales growth of 3-5 percent and diluted EPS in the range of 67-73 cents. Included in the first-quarter outlook is the company’s anticipation that commodity costs, while lower than the extreme post-hurricane levels, will be significantly higher than prior-year levels. The first-quarter outlook also reflects increased advertising to support new products, weighted average shares outstanding consistent with current levels and a higher tax rate than the prior-year quarter.
For more information
For supplemental financial information, including definitions of financial terms used in this earnings release and on today’s conference call with the investment community (details below), visit the Financial Results area within the Investors section of the company’s Web site at www.TheCloroxCompany.com.
Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.
Today’s webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s third-quarter results. The webcast can be accessed at www.TheCloroxCompany.com/investors/index.html. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.
The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2005 revenues of $4.4 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $62.3 million to nonprofit organizations, schools and colleges; and in fiscal year 2005 alone made product donations valued at $4.9 million. For more information about Clorox, visit www.TheCloroxCompany.com.
Forward-looking statements
Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, general economic and marketplace conditions and events; competitors’ actions; the company’s costs, including changes in exposure to commodity costs such as resin, diesel and chlor-alkali; increases in energy costs; consumer and customer reaction to price increases; customer-specific ordering patterns and trends; the company’s actual cost performance; any future supply constraints which may affect key commodities; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks inherent in litigation and international operations; uncertainties regarding a change in the company’s chief executive officer; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture with The Procter & Gamble Company (“P&G”) regarding the company’s Glad® plastic bags, wraps and containers business; the success of new products; the integration of acquisitions and mergers; the divestiture of non-strategic businesses; the implementation of the company’s strategy; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property and environmental matters, including the risk resulting from joint and several liability for environmental contingencies. In addition, the company’s future performance is subject to risks particular to the share exchange transaction with Henkel KGaA (“Henkel”), including the sustainability of cash flows and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management expects, or otherwise, could adversely affect the company’s earnings.

The company’s forward-looking statements in this document are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations	Investor Relations
Dan Staublin (510) 271-1622	Steve Austenfeld (510) 271-2270

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per-share amounts

	Three Months Ended		Nine Months Ended
	3/31/2006	3/31/2005	3/31/2006	3/31/2005
Net sales	$1,157	$1,086	$3,325	$3,134
Cost of products sold	677	632	1,943	1,792

Gross profit	480	454	1,382	1,342

Selling and administrative expenses	140	139	445	403
Advertising costs	112	106	324	303
Research and development costs	25	22	73	64
Restructuring and asset impairment costs	—	5	1	37
Interest expense	33	27	95	52
Other (income) expense:
Equity earnings and gain on exchange of Henkel Iberica, S.A.	—	—	—	(25)
Other, net	2	18	2	10

Earnings from continuing operations before income taxes	168	137	442	498
Income taxes on continuing operations	58	21	141	139
Reversal of deferred taxes from equity investment in Henkel Iberica, S.A.	—	—	—	(2)

Earnings from continuing operations	110	116	301	361

Discontinued operations:
Gain on exchange	—	—	—	550
Earnings from exchanged businesses	—	3	1	36
Reversal of deferred taxes from exchanged businesses	—	—	—	6
Income tax expense on discontinued operations	—	(1)	—	(13)

Earnings from discontinued operations	—	2	1	579

Net earnings	$110	$118	$302	$940

Earnings per common share:
Basic
Continuing operations	$0.73	$0.76	$2.00	$1.96
Discontinued operations	—	0.01	0.01	3.13

Basic net earnings per common share	$0.73	$0.77	$2.01	$5.09

Diluted
Continuing operations	$0.72	$0.75	$1.97	$1.93
Discontinued operations	—	0.01	0.01	3.09

Diluted net earnings per common share	$0.72	$0.76	$1.98	$5.02

Weighted average common shares outstanding (in thousands)
Basic	150,364	153,502	150,426	184,572
Diluted	152,905	156,104	152,771	187,170

Segment Information (Unaudited)
Dollars in millions

Third Quarter

				Earnings/(Losses) from Continuing
	Net Sales			Operations Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	3/31/2006	3/31/2005	Change (1)	3/31/2006	3/31/2005	Change (1)
Household Group – North America	$531	$510	4%	$162	$161	1%

Specialty Group	466	426	9%	110	96	15%

International	160	150	7%	33	27	22%

Corporate	—	—	—	(137)	(147)	7%

Total Company	$1,157	$1,086	7%	$168	$137	23%

Year To Date

				Earnings/(Losses) from Continuing
	Net Sales			Operations Before Income Taxes
	Nine Months Ended		%	Nine Months Ended		%
	3/31/2006	3/31/2005	Change (1)	3/31/2006	3/31/2005	Change (1)
Household Group – North America	$1,550	$1,483	5%	$493	$482	2%

Specialty Group	1,296	1,219	6%	281	261	8%

International	479	432	11%	101	94	7%

Corporate	—	—	—	(433)	(339)	-28%

Total Company	$3,325	$3,134	6%	$442	$498	-11%

(1) Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	3/31/2006	6/30/2005
Assets
Current assets
Cash and cash equivalents	$289	$293
Receivables, net	386	411
Inventories	377	323
Other current assets	67	63

Total current assets	1,119	1,090

Property, plant and equipment, net	992	999

Goodwill, net	743	743

Trademarks and other intangible assets, net	608	599

Other assets, net	160	186

Total assets	$3,622	$3,617

Liabilities and Stockholders’ Deficit
Current liabilities
Notes and loans payable	$466	$359
Current maturities of long-term debt	153	2
Accounts payable	285	347
Accrued liabilities	437	614
Income taxes payable	36	26

Total current liabilities	1,377	1,348

Long-term debt	1,967	2,122

Other liabilities	638	618

Deferred income taxes	67	82

Total liabilities	4,049	4,170

Stockholders’ deficit
Common stock	250	250
Additional paid-in capital	359	328
Retained earnings	3,843	3,684
Treasury shares, at cost: 98,962,396 and 98,143,620 shares at March 31, 2006, and June 30, 2005, respectively	(4,542)	(4,463)
Accumulated other comprehensive net losses	(337)	(336)
Unearned compensation	—	(16)

Stockholders’ deficit	(427)	(553)

Total liabilities and stockholders’ deficit	$3,622	$3,617

The Clorox Company
Supplemental Information — Volume Growth

	% Change vs. Prior Year
Business Segment	FY05					FY06				Major Drivers of Change
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	YTD
Laundry / Home Care	7%	9%	3%	8%	7%	-2%	5%	3%	2%	Q3 reflects increased shipments of Pine-Sol dilutable cleaner, Clorox disinfecting wipes, and Clorox Anywhere new product launch. Laundry shipments declined due to the impact of price increases on Clorox bleach.

Water Filtration / Canada / U.S. Auto / PPD*	-4%	2%	-1%	-3%	-2%	5%	0%	-15%	-4%	Q3 decline driven by lower Auto shipments, due to comparison to the prior year launch of Armor All gels, as well as poor early-season weather affecting initial seasonal sales. Shipments of Brita water-filtration products declined due to the impact of price increases.

Total Household Group — North America	4%	7%	1%	5%	4%	0%	4%	-3%	0%

Bags & Wraps	14%	9%	3%	3%	7%	-7%	1%	-1%	-2%	Q3 decline reflects impact of price increases taken on Glad products.

Litter / Food / Charcoal	-2%	5%	1%	-1%	0%	3%	-2%	3%	2%	Q3 shipment increase reflects new products in Food and product improvements in Charcoal and Litter.

Total Specialty Group	5%	6%	2%	0%	3%	-1%	0%	1%	0%

Total International	7%	13%	9%	13%	10%	14%	1%	4%	6%	Q3 volume growth behind new products and category/share growth across Latin America, offset by declines in Australia following the exit of a low-margin product line earlier in the year.

Total Clorox	5%	8%	3%	4%	5%	1%	2%	0%	1%

*	Professional Products Division
Note: Q1 FY05 has been reclassified for discontinued operations treatment of businesses transferred to Henkel.

The Clorox Company
Supplemental Information – Sales Growth

	% Change vs. Prior Year
Business Segment	FY05					FY06				Major Drivers of Change
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	YTD
Laundry / Home Care	5%	7%	2%	4%	5%	1%	7%	8%	5%	Q3 increase driven by volume growth and price increases.

Water Filtration / Canada / U.S. Auto / PPD*	-4%	4%	0%	-2%	-1%	8%	5%	-4%	3%	Lower Q3 sales driven by volume declines in Auto and Brita, partially offset by stronger sales in Canada and trade spending efficiencies.

Total Household Group – North America	2%	7%	0%	2%	3%	3%	6%	4%	5%

Bags & Wraps	16%	12%	12%	22%	15%	6%	14%	16%	12%	Q3 increase reflects benefit of pricing increases and favorable product mix.

Litter / Food / Charcoal	-1%	5%	2%	1%	2%	1%	-1%	5%	2%	Q3 sales increase driven by volume growth and trade spending efficiencies.

Total Specialty Group	6%	9%	5%	7%	7%	3%	6%	9%	6%

Total International	6%	16%	8%	20%	12%	21%	6%	7%	11%	Reflects higher volume and the benefit of price increases in Latin America.

Total Clorox	4%	9%	3%	6%	5%	5%	6%	7%	6%

*	Professional Products Division
Note A: All periods presented exclude sales from businesses transferred to Henkel, which were treated as discontinued operations, including Q1 FY05 which has been reclassified for such treatment.
Note B: Segment totals for Household Group — North America, Specialty, and International include corporate adjustments.

The Clorox Company
Adjusted Operating Profit
Reconciliation schedule of adjusted operating profit to earnings from continuing operations before income taxes
In millions

	Three months ended		Nine months ended
	3/31/06	3/31/05	3/31/06	3/31/05
Net sales	$1,157	$1,086	$3,325	$3,134

Gross profit	$480	$454	$1,382	$1,342
Gross margin (1)	41.5%	41.8%	41.6%	42.8%

Adjusted operating expenses (2)	$277	$267	$842	$770

Adjusted operating profit (3)	$203	$187	$540	$572
Adjusted operating profit margin (1)	17.5%	17.2%	16.2%	18.3%

Restructuring and asset impairment costs	$—	$5	$1	$37
Interest expense	$33	$27	$95	$52
Other expense (income), net	$2	$18	$2	($15)

Earnings from continuing operations before income taxes	$168	$137	$442	$498

(1)	Percentages based on rounded numbers

(2)	Adjusted operating expenses = selling and administrative expenses, advertising costs and research and development costs
In accordance with SEC’s Regulation G, this schedule provides the definition of a non-GAAP measure and the reconciliation to the most closely related GAAP measure.
(3)	Adjusted operating profit (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding restructuring and asset impairment costs, interest expense and other expense (income), net, as reported in the Condensed Consolidated Statements of Earnings (Unaudited). Adjusted operating profit margin is a measure of adjusted operating profit as a percentage of net sales.
Management believes the presentation of adjusted operating profit and margin provides additional useful information to investors about current trends in the business. Adjusted operating profit is a component for the calculation of management incentive compensation and employee profit sharing plans.

The Clorox Company
Supplemental Balance Sheet Information
Preliminary* (Unaudited)
For the three months ended March 31, 2006
Working Capital Update

	Q3
	FY 2006	FY 2005	Change		Days	Days
	($ millions)	($ millions)	($ millions)		FY 2006	FY 2005	Change
Receivables, net	$386	$401		$-15	30	31	-1 days
Inventories	377	374	$	+3	49	51	-2 days
Accounts payable	285	312		$-27	36	41	-5 days
Accrued liabilities	437	531		$-94
Total WC(1)	$72	$-41	$	+113
Total WC % net sales (2)	1.6%	-0.9%
Avg WC(1)	$59	$-108	$	+167
Avg WC % net sales(3)	1.3%	-2.5%
•	Receivables were lower driven by a decline in Days Sales Outstanding due to improved collections, partially offset by sales growth.

•	Inventory was higher due to commodities cost increases.

•	Accounts payable declined due to the timing of payments.

•	Accrued liabilities decreased primarily as a result of tax payments related to a prior year IRS settlement.
Supplemental Cash Flow Information
Preliminary* (Unaudited)
For the three months ended March 31, 2006
Capital expenditures were $39 million (YTD = $122 million)
Depreciation and amortization was $46 million (YTD = $138 million)
Cash provided by operations
•	Net cash provided by operations in the third quarter was $138 million, compared with $58 million in the year-ago quarter. The year-over-year increase was primarily due to tax payments made in the prior year, as well as more favorable changes in working capital, particularly driven by a lower receivables balance versus the year-ago period.

*	Preliminary estimates. Final quarterly numbers will be published in our Form 10-Q.

(1)	Working capital is defined in this context as current assets minus current liabilities excluding cash and short-term debt. Total working capital is based on working capital at the end of the period. Average working capital is based on a two points average working capital.

(2)	Based on working capital at the end of the period divided by annualized net sales (current quarter net sales x 4).

(3)	Based on a two points average working capital divided by annualized net sales (current quarter net sales x 4).